Exhibit 99.1

NEWS RELEASE

For information, contact:

Media – Susan Moore (713) 652-4645

Investors – Doug Pike (713) 652-7141

Lyondell Acquires Partner’s Interest in Houston Refinery

HOUSTON (Aug. 16, 2006) – Lyondell Chemical Company (NYSE: LYO) today announced that it has acquired CITGO’s 41.25 percent ownership interest in LYONDELL-CITGO Refining LP (LCR) in a transaction valued at approximately $2.1 billion, including CITGO’s portion of the refinery’s debt. Concurrently, Lyondell has negotiated a new five-year, 230,000-barrel-per-day crude oil contract with a subsidiary of Petróleos de Venezuela, S.A for the refinery. The new contract is based on market prices, which in recent years have been lower than those under the previous crude supply agreement.

The transaction, which will be immediately accretive, was financed using the proceeds of a seven-year Lyondell term loan.

Had Lyondell owned 100 percent of the refinery for the first six months of 2006, and had the new crude oil contract been in place, the company’s unaudited pro forma financial statements indicate that pro forma net income would have increased from $450 million to $640 million, or $1.74 to $2.47 per share on a fully diluted basis. Corresponding data for full year 2005 indicate that pro forma net income would have increased from $531 million to $772 million, or $2.04 to $2.97 per share. Lyondell will file the unaudited pro forma financial statements with the U.S. Securities and Exchange Commission (SEC) today.

“This acquisition, coupled with a new market-based crude oil contract, unlocks the true value of this unique asset and contributes significantly to shareholder value,” said Dan F. Smith, president and CEO of Lyondell. “We now will benefit fully from today’s strong refining market conditions that we believe will continue into the foreseeable future.”

The acquisition gives Lyondell sole ownership of the 268,000-barrel-per-day Houston refinery, which is strategically located on the U.S. Gulf Coast with access to interstate pipelines and the Port of Houston. The facility refines very heavy high-sulfur crude oil into clean fuels including reformulated gasoline and low-sulfur diesel, as well as other high-value

    Lyondell Chemical Company

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products such as jet fuel and aromatics. It was one of the original Lyondell assets at the company’s formation and, in 1993, became part of a joint venture between Lyondell and CITGO Petroleum Corporation.

“The refinery generates significant cash,” said Smith. “In combination with the cash generated by our global chemical businesses, this will enable significant near-term debt reduction.” Prior to this transaction, Lyondell had paid down more than $2.1 billion of debt since September 2004.

With the completion of the transaction, the refining operation will become a wholly owned subsidiary of Lyondell, joining Equistar Chemicals, LP and Millennium Chemicals Inc.; however, each will remain a separate legal entity.

CONFERENCE CALL

Lyondell will host a conference call tomorrow, August 17, 2006, at 10:00 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO; T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S. – toll free) and 517-645-6239 (international). The passcode for each is Lyondell.

Beginning at 10:00 a.m. ET tomorrow, the presentation slides and a simultaneous audio webcast will be available at www.lyondell.com/investorpresentations. Web replay will be available at 2:00 p.m. ET August 17, 2006, at www.lyondell.com/investorpresentations.

Telephone replay will be available from 12:30 p.m. ET August 17 to 6:00 p.m. ET August 25. The dial-in numbers are
800-873-2155 (U.S. – toll free) and 203-369-3993 (international). The passcode for each is 5549.

Reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures (including the slides) will be available at the time of the presentation and afterward at www.lyondell.com/investorpresentations.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene,

    Lyondell Chemical Company

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polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, Lyondell’s plans, objectives, expectations and intentions and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

SOURCE: Lyondell Chemical Company

    Lyondell Chemical Company

    www.lyondell.com